Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY: Medallion Financial Corp. 437 Madison Avenue New York, New York 10022 Andrew M. Murstein, President Larry D. Hall, CFO 1-212-328-2100 1-877-MEDALLION	AT ZLOKOWER COMPANY Public Relations Harry Zlokower/Dave Closs 1-917-541-8162 1-201-406-0182

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS

2016 SECOND QUARTER RESULTS

•	Second quarter earnings of $4,568,000, or $0.19 per diluted common share

•	Consumer loans originated by Medallion Bank were stronger than expected. In June alone, nearly 2,500 loans were funded for over $45 million in volume

•	Medallion Bank’s six month’s earnings increased by 39%

•	Managed assets reached $1.760 billion, including $1.159 billion at Medallion Bank, both all-time highs

•	Net interest margin was 6.71% on a combined basis

•	Medallion Bank anticipates entering into a new line of business developing relationships with marketplace lending platforms

•	Company to evaluate not being a business development company which may lead to increased earnings and efficiencies, and potential admittance to stock indexes

•	Quarterly distribution of $0.05 per share declared

NEW YORK, NY – August 2, 2016 - Medallion Financial Corp. (Nasdaq: MFIN) announced that earnings, or net increase in net assets resulting from operations, were $4,568,000 or $0.19 per diluted common share and $11,416,000 or $0.47 per share in the 2016 second quarter and six months compared to $8,086,000 or $0.33 per share and $15,154,000 or $0.62 per share in the 2015 second quarter and six months. Net investment income was ($0.06) for the quarter and $0.03 in the six months, down from $0.18 and $0.38 in the 2015 periods. Combined with Medallion Bank, net investment income was $0.42 and $0.89 for the quarter and six months, up from $0.34 and $0.70 a year ago.

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Medallion Financial Announces 2016 Second Quarter Results p. 2

Medallion Bank, the Company’s unconsolidated wholly-owned portfolio company, had net income of $8,737,000 and $14,898,000 in the 2016 second quarter and six months, compared to $3,965,000 and $10,730,000 in the 2015 periods, increases of $4,772,000 and $4,168,000, partially reflecting the $98,000,000 sale of consumer loans for a $3,200,000 after tax gain. Medallion Bank’s consumer loan portfolio continued to show strong growth, with a decrease in delinquencies from a year ago, and with loss rates remaining at low levels.

Medallion Financial’s net interest margin was 1.57% for the 2016 second quarter, compared to 6.46% in the second quarter of 2015, and was 2.92% in the six months, compared with 6.94% in the 2015 period, reflecting $5,000,000 less in dividends from Medallion Bank in the quarter, and $7,000,000 less in the six months. On a combined basis with Medallion Bank, the net interest margin was 6.71% in the quarter and 6.75% in the six months, compared to 6.93% and 7.05% a year ago, reflecting the continued low cost of funds at the Bank, and the Bank’s higher-yielding loan portfolio.

Andrew Murstein, President of Medallion Financial stated, “We are pleased with the 2016 second quarter and year-to-date results, which reflected stellar results in our consumer and mezzanine lending businesses, and continued maintenance of the medallion lending business. We took valuation allowances against medallion loans and owned medallions of over $6 million in the quarter, and still had a profitable quarter. We believe the NYC medallion industry is improving. To date, our actual losses in medallion lending had been de minimis prior to this year, and were under 1% in the 2016 year-to-date.”

Larry D. Hall, Chief Financial Officer of Medallion Financial, stated, “All the important indicators of our business continue to demonstrate the quality of Medallion’s operations, including continued growth and profitability, solid credit performance by the portfolios, strong capital levels, and an experienced management team.

“For Medallion Financial, loans 90 days or more past due were 10.9%, compared to 8.0% last quarter. On a combined basis with Medallion Bank, loans 90 days or more past due were 5.5%, compared to 4.3% last quarter. Medallion loans 90 days or more past due were 13.5%, compared to 9.5% last quarter, and were 11.6% of the combined medallion loan portfolio, compared to 8.9% last quarter. These rates are comparable to historical levels, such as during our first 10 years as a public company. Delinquencies decreased from May to June which is positive. Additionally, we have extremely conservative underwriting standards and personal guarantees on virtually all of these loans effectively making the loan to value significantly lower. Our net unrealized depreciation on the loan portfolios was 1.91%, compared to 1.43% at year end. Medallion Bank had medallion loan loss reserves of 3.92%, compared to 2.81% last quarter, and yet, despite these increased reserves, earnings remained strong,” said Mr. Hall.

“Medallion Financial had realized losses of 1.52% in the 2016 quarter, and 0.87% in the six months, compared to gains of 1.40% in the 2015 full year, and Medallion Bank had a net loss rate of 0.47% in 2016, compared to 1.06% in the 2015 full year. Additionally, Medallion Financial had realized losses of 1.52% on medallion loans in 2016, compared to 0.04% for the 2015 full year, and Medallion Bank had losses of 0.46%, compared to 0.0% for the 2015 full year. These results continue to evidence the solid credit performance of our businesses,” said Mr. Hall.

“Medallion’s debt to equity ratio was only 1.61 to 1, providing ample room for increasing our leverage and growing our businesses down the road,” said Mr. Hall.

Medallion loans were $297,367,000 at quarter end, down $12,115,000 or 4% from $309,482,000 a year ago, representing 46% of the investment portfolio compared to 57% a year ago, and were yielding 4.10% compared to 4.06% a year ago, reflecting our increasing rates as loans refinance. The decrease in outstandings primarily reflected increases in unrealized depreciation reflecting current market conditions, and portfolio shrinkage in most markets. The managed medallion loan portfolio, which includes loans at Medallion Bank and those serviced for third parties, was $641,209,000 at quarter end, down $48,432,000 or 7% from $689,641,000 a year ago, reflecting the above.

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Medallion Financial Announces 2016 Second Quarter Results p. 3

The commercial loan portfolio was $88,045,000 at quarter end, compared to $75,292,000 a year ago, an increase of $12,753,000 or 17%, and represented 14% of the investment portfolio in both periods. The increase primarily reflected growth in the high-yield mezzanine portfolio, partially offset by reductions in other secured commercial loans. Commercial loans yielded 12.90% at quarter end, up 5% from 12.23% a year ago, primarily reflecting the change in portfolio mix and higher yields on the mezzanine portfolio. The net managed commercial loan portfolio, which includes loans at Medallion Bank and those serviced for or by third parties, was $124,617,000 at quarter end, up $13,795,000 or 12% from $110,822,000 a year ago, primarily reflecting the changes described above.

Investments in Medallion Bank and other controlled subsidiaries were $180,954,000 at quarter end, up $39,822,000 or 28% from $141,132,000 a year ago, primarily reflecting our equity in the earnings of Medallion Bank and other portfolio company investments, capital contributions made, dividends paid, portfolio sales, and net appreciation. Such investments represented 28% of the investment portfolio, compared to 26% a year ago, and yielded 7.16% at quarter end, compared to 14.77% a year ago, primarily reflecting the dividends from Medallion Bank, which were lower in 2016.

Equity investments were $8,626,000 at quarter end, up $1,326,000 or 18% from $7,300,000 a year ago, primarily reflecting portfolio appreciation and sales, and represented 1% of the investment portfolio at both quarter ends, and had a dividend yield of 0.65%, compared to 0.68% a year ago. Investment securities were $69,990,000 at quarter end, compared to $10,059,000 a year ago, representing 11% of the net investment portfolio and had a yield of 0.24%, compared to 2% and 0.63% a year ago, reflecting new investment activity.

Medallion Bank’s consumer loan portfolio increased $75,421,000 or 14% to $618,586,000 at quarter end from $543,165,000 a year ago, and represented 41% of the managed loan portfolio, compared with 39% a year ago, and was yielding 14.62% compared to 14.38% a year ago, an increase of 2%. The increase in outstandings reflected increases in all product lines, particularly the recreational vehicle and home improvement lending portfolios. Including the consumer loans that were sold, the consumer lending business grew by over 30%.

Overall total managed assets increased $210,627,000 or 14% to $1,760,000,000 at quarter end, up from $1,549,000,000 a year ago. Net asset value per share increased to $11.41 per share, up from $11.26 per share one year ago.

Medallion Bank anticipates entering into relationships with marketplace lending platforms. Marketplace lending platforms would collaborate with Medallion Bank, which would originate consumer loans which would be sold to the marketplace platforms with whom it will develop relationships. As such, no substantial capital of Medallion Bank will be required to support such lending, and fee income will be paid to the Bank. Medallion Bank expects its return on equity to be equal or greater than its consumer lending business ROE and anticipates in excess of a 50% return on equity.

Medallion Bank has elected to retain all of its earnings in this quarter, instead of declaring a dividend to the Company. This is due in part to stronger than anticipated loan demand at the Bank. The Company feels that the retention of earnings at the Medallion Bank level to support this strong loan demand and pre-tax return on equity of over 50% is in the best interests of the Company and its shareholders. Due to the foregoing and the below business development company (BDC) and regulated investment company (RIC) considerations, Medallion Financial announced a distribution of $0.05 per share for the 2016 second quarter. This brings the total distributions declared over the last four quarters to $0.80, and equates to a yield of approximately 10% based on the closing price of the Company’s stock on August 1, 2016. The current distribution will be paid on August 31, 2016 to shareholders of record on August 24, 2016. Since the Company’s initial public offering in 1996, the Company has paid or declared in excess of $261,000,000 or $14.61 per share in distributions.

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Medallion Financial Announces 2016 Second Quarter Results p. 4

The Company further announced that its Board of Directors authorized management to take steps to analyze and determine whether its current structure as a BDC and RIC is still a viable vehicle for Medallion given its increasing focus on the growth and profitability of Medallion Bank, a tax-paying, non-investment company, wholly-owned subsidiary. If the Company elects to convert from a BDC to a non-investment company and to drop its RIC election, it would not be required to pay out 90% or more of its taxable income and could invest that income in the Bank’s higher earning products. In addition to that benefit, the Company may also realize tax efficiencies, accretive to income, by filing a consolidated tax return with all of its corporate tax paying operating subsidiaries, the largest being Medallion Bank, and potentially offsetting some of Medallion Bank’s taxable income against taxable losses in other smaller subsidiaries. The primary benefit of being a RIC is not paying a corporate level income tax. However, with almost all of the Company’s earnings coming from Medallion Bank, which is already paying taxes, that benefit no longer exists, although it had been a benefit in the past. Furthermore, BDCs have not been permitted to be in certain stock indexes. Medallion previously was included in some of those indexes years ago before BDCs were removed. Thus, if the Company changes its structure from a BDC this year, it could be eligible to be part of those indexes in the future, which could lead to potential new purchases of the stock, and potential increases in liquidity and the stock price.

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Medallion Financial Corp. is a specialty finance company that originates and services loans in various commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $7 billion to small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2015 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2016	2015	2016	2015
Total investment income	$5,836	$10,838	$14,822	$22,669
Total interest expense	3,368	2,343	5,899	4,555

Net interest income	2,468	8,495	8,923	18,114

Total noninterest income	21	110	61	166

Salaries and benefits	2,668	2,975	5,777	6,318
Professional fees	331	367	766	778
Occupancy expense	205	219	408	449
Other operating expenses	687	714	1,396	1,501

Total operating expenses	3,891	4,275	8,347	9,046

Net investment income (loss) before income taxes	(1,402)	4,330	637	9,234
Income tax (provision) benefit	—	—	—	—

Net investment income (loss) after income taxes	(1,402)	4,330	637	9,234

Net realized gains (losses) on investments	(2,318)	324	(2,506)	8,223

Net change in unrealized depreciation on investments	(1,552)	(5,634)	(5,023)	(7,343)
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	9,840	9,066	18,308	5,040

Net unrealized appreciation (depreciation) on investments	8,288	3,432	13,285	(2,303)

Net realized/unrealized gains on investments	5,970	3,756	10,779	5,920

Net increase in net assets resulting from operations	$4,568	$8,086	$11,416	$15,154

Net investment income (loss) after income taxes per common share
Basic	($0.06)	$0.18	$0.03	$0.38
Diluted	(0.06)	0.18	0.03	0.38

Net increase in net assets resulting from operations per common share
Basic	$0.19	$0.33	$0.47	$0.62
Diluted	0.19	0.33	0.47	0.62

Distributions declared per share	$0.05	$0.25	$0.30	$0.50

Weighted average common shares outstanding
Basic	24,209,556	24,427,972	24,192,555	24,437,144
Diluted	24,265,565	24,502,243	24,248,454	24,522,434

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	June 30, 2016	December 31, 2015
Assets
Medallion loans, at fair value	$297,367	$308,408
Commercial loans, at fair value	88,045	81,895
Investment in Medallion Bank and other controlled subsidiaries, at fair value	180,954	159,913
Equity investments, at fair value	8,626	6,859
Investment securities, at fair value	69,990	49,884

Net investments	644,982	606,959

Cash and cash equivalents	39,650	30,912
Accrued interest receivable	866	1,003
Fixed assets, net	246	198
Investments other than securities	33,127	37,882
Goodwill, net	5,099	5,099
Other assets, net	6,748	6,997

Total assets	$730,718	$689,050

Liabilities
Accounts payable and accrued expenses	$3,851	$5,120
Accrued interest payable	2,496	1,302
Funds borrowed	446,720	404,540

Total liabilities	453,067	410,962

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	277,651	278,088

Total liabilities and shareholders’ equity	$730,718	$689,050

Number of common shares outstanding	24,338,244	24,346,693
Net asset value per share	$11.41	$11.42

Total managed loans	$1,384,412	$1,410,213
Total managed assets	1,759,983	1,654,658